Exhibit 99.1

Dendreon Corporation Reports Third Quarter 2005 Financial Results

SEATTLE, WA, November 4, 2005 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2005. Revenues for the third quarter of 2005 were $58,000 compared to $69,000 for the quarter ended September 30, 2004. Revenues for the nine months ended September 30, 2005 were $173,000 compared to $5.0 million for the nine months ended September 30, 2004. Revenues in the nine months ended September 30, 2004 were primarily from Dendreon’s license agreement with Nuvelo, Inc. for Dendreon’s novel anticoagulant, recombinant nematode protein c2 (rNAPc2) and all other rNAPc proteins.

Total operating expenses for the quarter ended September 30, 2005 were $21.0 million compared to $24.0 million for the quarter ended September 30, 2004. Total operating expenses for the nine months ended September 30, 2005 were $60.4 million compared to $62.5 million for the same period in 2004. The decrease was primarily due to non-cash expenses recognized in 2004.

The net loss for the quarter ended September 30, 2005 was $19.7 million, or $0.33 per share, compared to a net loss of $22.9 million, or $0.39 per share, for the quarter ended September 30, 2004. The net loss for the nine months ended September 30, 2005 was $56.7 million, or $0.96 per share, compared to a net loss of $53.5 million, or $0.95 per share, for the nine months ended September 30, 2004.

Net cash used in operations in the nine months ended September 30, 2005 was $56.6 million compared to $47.1 million in the same period in 2004. Cash, cash equivalents, short-term, and long-term investments as of September 30, 2005 totaled $134.6 million.

Third Quarter 2005 and Other Recent Highlights:

•	Announced the decision to submit a Biologics License Application (BLA) to the U.S. Food and Drug Administration to market PROVENGE® (sipuleucel-T). The decision followed a pre-BLA meeting in which the Company reviewed safety and efficacy data with the FDA from its two completed Phase 3 studies, D9901 and D9902A.

•	Presented the final three-year survival analysis of the second Phase 3 study D9902A in patients with advanced prostate cancer. The final data from the D9902A study were presented by Celestia S. Higano, M.D., director and associate professor of the Genitourinary Oncology Clinical Research Group at the University of Washington, Seattle, at ECCO 13 held in Paris, France. The results from this study were supportive of the results from the Company’s first Phase 3 study, D9901.

•	Presented data showing that modulation of the Trp-p8 tumor target with small molecules inhibits tumor growth in vivo. The Company announced that it has identified several lead candidates for future clinical study that are orally bio-available and potent agonists of Trp-p8. The data were presented at the Ion Channel Targets Conference.

•	Signed an agreement to lease commercial manufacturing space in Hanover, New Jersey to meet anticipated clinical and commercial manufacturing needs for PROVENGE and the Company’s other product candidates in development.

•	Michelle Burris, formerly at Corixa Corporation, was appointed to the position of senior vice president and chief financial officer.

Conference Call

LIVE Access on November 4, 2005, 8:00 a.m. PT; 11:00 a.m. ET

— Phone 800-357-9448 (domestic) or +1-312-461-9314 (international)

— Webcast connection through the Dendreon website at www.dendreon.com in the Investors/Webcast section.

REPLAY Access:

— Phone replay available at 2:00 p.m. EST for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 4751256

— Webcast replay will be available for 90 days from the Dendreon website at www.dendreon.com in the Investors/Webcast section.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

# # #

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
		(restated)		(restated)
Revenue	$58	$69	$173 $	4,960
Operating expenses:
Research and development	15,986	19,995	45,376	46,147
General and administrative	4,308	3,534	12,323	15,085
Marketing	718	515	2,722	1,263

Total operating expenses	21,012	24,044	60,421	62,495

Loss from operations	(20,954)	(23,975)	(60,248)	(57,535)
Interest income	1,337	1,108	3,816	2,983
Interest expense	(70)	(50)	(276)	(220)
Other expense	—	—	—	(290)

Loss before income taxes	(19,687)	(22,917)	(56,708)	(55,062)
Foreign income tax benefit	—	—	—	1,562

Net loss	$(19,687)	$(22,917)	$(56,708)	$(53,500)

Basic and diluted net loss per share	$(0.33)	$(0.39)	$(0.96)	$(0.95)

Shares used in computation of basic and diluted net loss per share	59,339	58,245	59,234	56,513

	September 30, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$55,435	$54,501
Short-term investments	56,731	122,559
Long-term investments	22,407	18,670
Total assets	164,047	217,353
Total stockholders’ equity	144,138	198,565